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                                                                    EXHIBIT 99.1

                   QUADRAMED PLANS TO ACQUIRE PYRAMID HEALTH

LARKSPUR, Calif., June 2 (Reuters) --QuadraMed Corp. on Tuesday said it has signed a definitive agreement to acquire privately held Pyramid Health Group, a nationwide operator of health information management departments.

QuadraMed will issue roughly 2.7 million of its shares to acquire Pyramid. The deal is expected to close by June 30.

"We believe the combination of Pyramid Health Group and QuadraMed will result in a company that is the industry leader in health information management," James Durham, QuadraMed CEO, said in a statement.

QuadraMed also said it has acquired MetriCor Inc, a privately held compliance and consulting company for about 84,000 shares of QuadraMed common stock.

QuadraMed develops and sells software and services to healthcare providers for increasing operational efficiency, improving cash flow and other functions.